                          CORGENIX MEDICAL CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

                                                           Three Months Ended
                                                              September 30,
                                                           1998           1997
                                                           ----           ----
Net loss...........................................  $   (327,424)    $  (314,532)
                                                       ============    ============

Common shares outstanding at beginning of period...    12,102,494       4,837,170

     Effect of shares issued during the period.....        54,097          54,480
                                                       ------------    ------------

Basic and diluted weighted average common shares...    12,156,591       4,891,650

     Basic and diluted loss per share................$    (0.03)      $   (0.06)
